Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-177845, 333-179552 and 333-186779) pertaining to the Imperva, Inc. 2011 Stock Option and Incentive Plan, the Imperva, Inc. 2011 Employee Stock Purchase Plan and the Imperva, Inc. 2003 Stock Option Plan, of our reports dated February 27, 2014, with respect to the consolidated financial statements of Imperva, Inc., and the effectiveness of internal control over financial reporting of Imperva, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Redwood City, California

February 27, 2014